Exhibit 99.1

FOR IMMEDIATE RELEASE

TARGANTA SUBMITS ORITAVANCIN NEW DRUG APPLICATION

Candidate Represents Potential New Short-Course Treatment Option for Serious

Gram-Positive Skin Infections, Including MRSA

CAMBRIDGE, MA – February 11, 2008 – Targanta Therapeutics Corporation (NASDAQ: TARG) announced today that it has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for its lead antibiotic candidate, oritavancin, a novel semi-synthetic lipoglycopeptide antibiotic candidate with potent bactericidal (killing) activity against a broad spectrum of gram-positive bacteria.

Oritavancin would be indicated for the treatment of complicated skin and skin structure infections (cSSSI) caused by gram-positive bacteria, including methicillin-resistant Staphylococcus aureus (MRSA).” Targanta believes oritavancin’s properties may offer distinct advantages in treating patients who have these serious infections.

The oritavancin NDA submission includes data from 19 clinical trials, including two pivotal Phase 3 clinical trials examining the safety and efficacy of oritavancin in the treatment of cSSSI, both of which met their primary endpoints. The NDA dossier also includes data from more than 2,100 individuals and in vitro activity data on oritavancin against more than 9,000 clinical bacterial isolates, including a broad range of gram-positive strains resistant to commonly used antibiotics such as oxacillin, methicillin, vancomycin, daptomycin, and linezolid.

“The NDA submission is a significant milestone for Targanta,” said Mark Leuchtenberger, president and chief executive officer of Targanta. “We are proud to have taken this important first step towards providing the infectious disease community with a new candidate to combat the growing challenges in treating resistant bacterial infections, particularly those caused by MRSA. With Phase 3 trial results showing efficacy in only 3 to 7 days of treatment, we believe oritavancin may become part of a new treatment paradigm for infections caused by MRSA and other gram-positive bacteria, and could confer pharmacoeconomic benefits, if approved.”

“Despite the introduction of several new antibiotics in the past decade, we continue to see an increase in the development of resistant gram-positive bacteria,” said Peter Appelbaum, M.D., Ph.D., professor, division of clinical pathology and medical director, clinical microbiology at Penn State University. “There is an ongoing need for new bactericidal antibiotics that address the limitations of currently marketed therapies. Oritavancin has proven to be very potent in vitro against a broad spectrum of gram-positive organisms resistant to other agents. Also, due to its multiple mechanisms of action, oritavancin may hinder the rapid development of resistance; concordantly, contemporary surveillance studies have shown that oritavancin retains potency against all gram-positive organisms tested. The infectious disease community looks forward to adding a therapy with the characteristics of oritavancin.”

More Background on the Market for Novel Antibiotics

There is a growing need for novel antibiotics since bacteria can mutate quickly and often develop resistance to existing antibiotics. Hospital-acquired infections are particularly likely to be resistant to existing antibiotics, but resistance is also growing rapidly in community-acquired infections. As bacteria become more resistant to currently marketed antibiotics, an increasing prevalence of drug-resistant bacterial pathogens can lead to increased mortality rates, prolonged hospitalizations, and increased healthcare costs.

About Targanta Therapeutics

Targanta Therapeutics Corporation is a biopharmaceutical company focused on developing and commercializing innovative antibiotics to treat serious infections in the hospital and other institutional settings. The Company’s pipeline includes oritavancin, a semi-synthetic lipoglycopeptide antibiotic currently awaiting U.S. regulatory approval, as well as a number of antibacterial agents in pre-clinical development. The Company has operations in Cambridge, MA, Indianapolis, IN, and Montreal, Québec, Canada. To find out more about Targanta Therapeutics Corp. (NASDAQ: TARG), visit our website at www.targanta.com.

Safe Harbor Statement

This press release contains “forward-looking statements” that are made pursuant to the safe harbor provisions Section 21E of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risk and uncertainties, and actual future results may differ materially. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in Targanta’s filings with the Securities and Exchange Commission. The risks and uncertainties referred to above include, but are not limited to, risks related to Targanta’s dependence on the success of oritavancin; delays in obtaining or a failure to obtain regulatory approval for Targanta’s product candidates; failure of any approved product to achieve significant commercial acceptance in the medical community or receive reimbursement by third-party payors; unfavorable clinical trial results; failure to maintain and protect Targanta’s intellectual property assets and to avoid infringing the intellectual property rights of others; competition from other pharmaceutical or biotechnology companies; Targanta’s potential inability to initiate and complete pre-clinical studies and clinical trials for its product candidates; the possibility that results of pre-clinical studies are not necessarily predictive of clinical trial results; and those other risks factors that are described more fully in the Company’s filings with the Securities and Exchange Commission. Targanta does not undertake any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

Contacts:

George Eldridge (investors) Senior Vice President Finance & Administration and Chief Financial Officer Targanta Therapeutics Corporation (617) 577-9020 x212	Tony Russo (media) Chairman & CEO Russo Partners LLC (212) 845-4251

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